UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant 

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NUMEREX CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NUMEREX CORP.
1600 Parkwood Circle SE, Suite 500
Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2012
11:00 a.m. Eastern Time

Dear Shareholders:

Notice is hereby given that the 2012 annual meeting of shareholders (the “Annual Meeting”) of Numerex Corp., a Pennsylvania corporation (the “Company”), will be held on Friday, May 18, 2012 at 11:00 a.m. Eastern Time in the Terrace Level Conference Center at the City View Building, 3330 Cumberland Blvd, Atlanta, Georgia 30339 for the following purposes:

1.	To elect seven nominees to serve as directors of the Company;
2.	To ratify the appointment of Grant Thornton LLP, as the independent accountants of the Company; and
3.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on March 23, 2012 are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is pleased to make this Proxy Statement and the Company’s Annual Report to Shareholders available on the internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.  The Company believes these rules allow it to provide you with the information you need while lowering delivery costs and reducing the environmental impact of the Annual Meeting.   This Proxy Statement will be made available to stockholders on or about April 2, 2012.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your vote is counted at the Annual Meeting, please vote as promptly as possible as provided in the Notice.

Sincerely,

/s/ Stratton J. Nicolaides
Stratton J. Nicolaides
Chairman and CEO

/s/ Andrew J. Ryan
Andrew J. Ryan
General Counsel and Secretary

Atlanta, Georgia
April 2, 2012

NUMEREX CORP.
 1600 Parkwood Circle SE, Suite 500
 Atlanta, Georgia 30339

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials and why did I receive a one-page Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

These materials are being made available in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Friday, May 18, 2012 at 11:00 a.m. Eastern Time, and any postponement(s) or adjournment(s) thereof. Under SEC rules, the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described in the Notice, which contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

What is included in the proxy materials?

These proxy materials include:

•	the Proxy Statement for the Annual Meeting; and
•	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 15, 2012 (the “Annual Report”).

If you requested printed versions of these materials by mail as provided in the Notice, these materials also include the printed proxy card for the Annual Meeting.

What matters will be voted on at the Annual Meeting?

Shareholders will vote on two items at the Annual Meeting:

•	the election to the Board of the seven nominees named in this Proxy Statement (Proposal 1); and
•	ratification of the appointment of Grant Thornton LLP as the independent accountants of the Company (Proposal 2).

Who may vote at the Annual Meeting?

As of the close of business on March 23, 2012 (the “Record Date”), there were 15,243,666 shares of the Company's common stock issued and outstanding, held by 62 shareholders of record. Only shareholders of record as of the Record Date are entitled to receive notice of the Annual Meeting and vote their shares as provided in the Notice. Each share of the Company's common stock has one vote on each matter.

What are the Board's voting recommendations?

The Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board (Proposal 1); and
•	“FOR” ratification of the appointment of Grant Thornton LLP (Proposal 2).

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer
& Trust Company, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company's shares, how do I vote?

There are four ways to vote:
•	In person. If you are a shareholder of record, you may vote in person at the Annual Meeting, The Company will give you a ballot when you arrive.
•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•
• By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.
• By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

 If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

• In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

• Via the Internet. You may vote by proxy via the Internet by visiting the website designated in the Notice and entering the control number found in the Notice.

• By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.
• By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at Annual Meeting for the transaction of business. This is called a quorum.  If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstentions, if you:
•	are present and vote in person at the Annual Meeting; or
•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder's instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record.  If you are a shareholder of record and you:
•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or
•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. See the section entitled “Other Matters” below.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the SEC and the national securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters.

Which ballot measures are considered “routine” or “non-routine”?

Under NASDAQ rules governing brokers, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters.   These rules also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”   Under current rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the matters to be considered at the Annual Meeting, including the election of directors, other than the ratification of our independent public accountants. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. Broker non-votes will not affect the outcome of voting for the election of directors (Proposal 1) or the ratification of Grant Thornton LLP (Proposal 2).  We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are abstentions treated?

Shareholders not present at the Annual Meeting and abstentions have no effect on the election of directors (Proposal l) or the ratification of Grant Thornton LLP (Proposal 2).

What is the voting requirement to approve each of the proposals?

For Proposal 1, the seven nominees receiving the highest number of affirmative votes of the outstanding shares of the Company's common stock present or represented by proxy and voting at the Annual Meeting will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Approval of Proposal 2 requires the affirmative vote of a majority of the voting power present or represented by proxy and voting at the Annual Meeting.

Who will serve as the inspector of election?

Alan Catherall, the Company’s CFO, will serve as the inspector of election.

Who pays for this proxy solicitation?

This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone, or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company's Secretary at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:
•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes by Alan Catherall, the Company’s CFO, who is serving as the Inspector of Election; and
•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company's management and the Board.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 11:00 a.m. Eastern Time, and each shareholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting.  We will include the voting results in a Form 8-K, which will be filed with the Securities and Exchange Commission within four business days following the conclusion of the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2013 annual meeting of shareholders?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of shareholders must be received no later than December 31, 2012. In addition, all proposals must comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951. On or after October 1, 2012, shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail to 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339.

Requirements for Shareholder Proposals to be Brought before the 2013 Annual Meeting of Shareholders. Notice of any director nomination or other proposal that you intend to present at the 2013 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2013 annual meeting of shareholders, must be delivered to the Company's General Counsel and Secretary by mail at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 or by facsimile at (770) 693-5951. On or after October 1, 2012, shareholder proposals must be delivered to the Company’s General Counsel and Secretary by mail to 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339, not later than February 10, 2013.  In addition, your notice must set forth the information required by the Company's bylaws with respect to each director nomination or other proposal that you intend to present at the 2013 annual meeting of shareholders. Please read the bylaws carefully to ensure that you comply with all requirements.

Where the Company’s principal executive offices located and what are is the Company's main telephone number?

The Company's principal executive offices are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 and the Company's main telephone number is (770) 693-5950.  Effective October 1, 2012, the Company’s principal executive offices will be relocated to 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339.  The Company’s main telephone number will remain the same.

What are the Company’s Fiscal Years?

As used in this Proxy Statement, “FY 2009” means the Company’s fiscal year ended December 31, 2009. “FY 2010” means the Company’s fiscal year ending December 31, 2010. “FY 2011” means the Company’s fiscal year ending December 31, 2011. “FY 2012” means the Company’s fiscal year ending December 31, 2012.

How are our executive-level  named executive officers’ job titles abbreviated herein?

As used in this Proxy Statement, “CEO” means Chief Executive Officer. “CFO” means Chief Financial Officer. “COO” means Chief Operating Officer. “CTO” means Chief Technology Officer. “EVP” means Executive Vice President. “NEO” means named executive officer.
[Missing Graphic Reference]

PROPOSAL ONE: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board, or the “Board,” shall consist of not less than three nor more than ten directors and that the number of directors, subject to the foregoing limits, shall be determined from time to time by the Board. The Board has fixed the number of directors at seven. At the Annual Meeting seven directors, who will constitute the Company’s entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board has designated the persons listed below to be nominees for election as directors, and each nominee has consented to being named in this Proxy Statement and to serve if elected. The Company has no reason to believe that any of the nominees will be unwilling or unable to serve; however, should any nominee become unavailable for any reason, the Board may designate a substitute nominee. The proxy holders intend (unless authority has been withheld) to vote for the election of the Company’s nominees.

The Board has determined that Brian C. Beazer, George Benson, E. James Constantine, Tony G. Holcombe and John G. Raos, constituting a majority of the Board members, are “independent directors” as that term is defined in the NASDAQ listing standards and that Stratton J. Nicolaides and Andrew J. Ryan are not “independent directors” under the NASDAQ listing standards. The Director nominees for election at the 2012 Annual Meeting were recommended by the Nominating and Corporate Governance Committee and were approved by a majority of the independent members of the Board.

Listed below are the Company’s seven director nominees, all of whom are nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Age*	Position	Director Since
Bri Brian C. Beazer	77	Director	2002
George Benson	77	Director	1995
E. James Constantine	64	Director	2008
Tony G. Holcombe	56	Director	2011
Stratton J. Nicolaides	58	Chairman of the Board and Chief Executive Officer	1999
John G. Raos	63	Lead Director and Vice-Chairman of the Board	2000
Andrew J. Ryan	53	Director	1996
*As of April 2, 2012

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee to serve on the Board and each board committee of which he is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the Board’s experience in working with their fellow directors. All but one director has served on the Board for at least three years, and certain nominees have ten or more years of experience on our Board. Accordingly, the Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Brian C. Beazer has served as a director of the Company since June 2002. Mr. Beazer is currently the Non-Executive Chairman of the Board of Beazer Homes USA Inc. a national homebuilder headquartered in Atlanta, Georgia, and has served as a director of Beazer since its inception in November 1993. Mr. Beazer served as CEO of Beazer PLC or its predecessors from 1968 to 1991 and as Chairman of that company from 1983 until the date of its acquisition by an indirect, wholly owned subsidiary of Hanson PLC effective December 1, 1991. Mr. Beazer is also a director of Beazer Japan, Ltd., and Seal Mint, Ltd.    As a result of Mr. Beazer’s long tenure at Beazer Homes USA, a public company, he provides valuable business, leadership and management insights into our strategic direction and business operations, among other things.  Mr. Beazer’s brings expertise in residential real estate, an important market for our products and services.  In addition, through his experience at Beazer Homes, Mr. Beazer brings financial expertise as well as executive compensation experience, qualifying him to serve on our Audit Committee and Compensation Committee, and his service on the Board of Beazer Homes provides the Nominating and Corporate Governance Committee with valuable insight on the selection of directors and corporate governance practices.

George Benson has served as a director of the Company since June 1995. Mr. Benson is currently Chairman and CEO of Wisconsin Wireless Communications Corp. and has served in such role since 1992.  He also founded Airadigm Communications, Inc. in 1994 and served as its Chairman and CEO until his retirement as Chairman Emeritus in June of 1999. We believe that Mr. Benson’s deep expertise in wireless communication provides a strong operational and strategic background and adds valuable business, leadership and management experience and insights into many aspects of our business.   Mr. Benson’s experience in developing appropriate compensation for the executives and senior management of his other companies qualifies him to serve on our Compensation Committee, and his experience on our board, as well as his management experience with Wisconsin Wireless Communications Corp, provides him with a solid background for service on our Audit Committee.

E. James Constantine has served as a director of the Company since October 2008. From 2006 through 2011, Mr. Constantine has served as CEO of HPE America LLC, a holding of Piero Ferrari involved in power train development for NASCAR and Formula 1 racing vehicles. From February 2003 until July 2006, Mr. Constantine was the CEO of Delta Motors LLC and a private holding company, MY Ventures, LLC, which held entities engaged in development of embedded cellular transceivers, GPS and location-based services and technology, special purpose vehicles, and commercial real estate. He previously served on  the Governors of Claremont McKenna College’s Kravis Leadership Institute, and was the commercial consultant to the City of Los Angeles for the creation of its electric vehicle initiative and development of the first parallel hybrid vehicle. Mr. Constantine’s tenure as CEO of a company in the auto industry and a wireless communications company provide valuable business, leadership and management experience, including expertise in creating value and product development for our customers in the auto and real estate sectors.   Mr. Constantine’s experience as a CEO also provides valuable insights to our Nominating and Corporate Governance Committee and Audit Committee.

Tony G. Holcombe was appointed as a director on October 1, 2011. Currently, Mr. Holcombe is Vice Chairman of the Board of Syniverse, where he served as that company’s President and CEO from 2006 to 2011. He has been a member of the Syniverse Board since 2003. During his time as President and CEO of Syniverse, Mr. Holcombe’s many accomplishments included diversifying the business through several key acquisitions; defining a strategic vision that transformed Syniverse from a North American roaming and clearing house provider to a leading global provider of technology and business services to the mobile industry; and solidifying The Carlyle Group as the company’s single investor in January 2011 for $2.6 billion. Before becoming Syniverse’s President and CEO, Mr. Holcombe served as president of Emdeon Corp., formerly WebMD, and as president of Emdeon Business Services. Mr. Holcombe has more than 20 years of executive-level experience in the transaction processing and technology services industry. He was CEO of Valutec Card Solutions and served in various executive positions at Ceridian Corporation, including EVP of Ceridian Corporation, president of Ceridian Employer Employee Services and president of Comdata. Mr. Holcombe received his bachelor’s degree from Georgia State University, where he currently serves as an Advisors for the Robinson College of Business. Mr. Holcombe’s wide-ranging business experience in the technology and communications sector, provides valuable industry knowledge to our Board and our Nominating and Governance Committee.

Stratton J. Nicolaides has served as CEO of the Company since April 2000, and served as COO from April 1999 until March 2000, and as Chairman of The Board since December 1999. In 2007, Mr. Nicolaides began serving as a director the Taylor Hooton Foundation, a non-profit organization formed to fight steroid abuse by America’s youth and was elected to the Telecommunications Industry Association (TIA) Board of Directors in November, 2011.   With his years of experience in the wireless communication industry, including more than twelve years of senior management experience at Numerex, we believe that Mr. Nicolaides’s deep industry knowledge and his expertise in our operations, product development and corporate strategy provides the Board with significant insight across a broad range of issues critical to our business.  As our CEO, Mr. Nicolaides provides unique insight to the Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in our industry and issues regarding our financial results.

John G. Raos has served as a director of the Company since February 2000, now serves as Lead Director, and was named Vice-Chairman of the Board in March 2008. Since August 2010, Mr. Raos has been CEO of Strategic Investments, LLC, a privately owned investment management and holding company.  Mr. Raos served as a director CEO of Precision Partners, Inc., a global, diversified manufacturing and engineering services company from July 2000 until June 2010. From June 1995 until January 2000, Mr. Raos served as President and COO and was a director of US Industries, Inc.   From February 1999 until January 2000, Mr. Raos also served as Chairman and CEO of Strategic Industries, Inc., a US Industries subsidiary. Prior to June 1995, Mr. Raos served as President, COO, and a director of Hanson Industries, Inc., the North American arm of Hanson Plc. Mr. Raos also served as a director of Hanson Plc from 1990 until 1995 and during his career at Hanson Industries, Inc. held positions of CFO and Treasurer.  Mr. Raos is also a director of Aeromet Holdings, Plc, a United Kingdom producer of aerospace castings, and serves as Non-Executive Chairman of Excello Asia, a privately held financial advisor/investment bank, headquartered in Hong Kong. Mr. Raos is a member of the American Institute of Certified Public Accountants (AICPA) and National Association of Corporate Directors (NACD).

We believe Mr. Raos’ more than 10 years of service as a director of Numerex and his career experience in the business markets which we serve provides the Board with valuable perspective on the issues facing the Company and insight into the markets we serve, and assists our Compensation Committee in developing our compensation policies and practices in order to secure talented employees, management and directors.  We believe that Mr. Raos’s operating experience brings a valuable perspective to the Board both with respect to accounting and financial and strategic aspects of our business and to the Audit Committee on which he serves as Chairman and “audit committee financial expert.”

Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan since August 1994 and serves as the Board designee of Gwynedd Resources, Ltd. in accordance with its contractual right to designate a member of the Board.  Mr. Ryan’s wide-ranging legal practice and breadth of experience gained with his more than 15 years of experience with the Company has been of particular value in assisting the Board with evaluating business and strategic issues.  Mr. Ryan provides the Board with significant operational insights regarding operational strategies and corporate governance issues.

Required Vote

If a quorum is present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors. An abstention, withholding of authority to vote, or broker non-vote will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF MSSRS. BEAZER, BENSON, CONSTANTINE, HOLCOMBE, NICOLAIDES, RAOS AND RYAN FOR ELECTION TO THE BOARD OF DIRECTORS.
* * *
PROPOSAL TWO: RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Board, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2012. This nationally known firm has no direct or indirect financial interest in the Company.

Although not required to do so, the Board is submitting the appointment of Grant Thornton LLP as the Company’s independent accountants for FY 2012 for ratification by the shareholders at the Annual Meeting as a matter of good corporate governance.  If a majority of the votes cast in person or by proxy at the Annual Meeting is not voted for ratification, the Board will reconsider its appointment of Grant Thornton LLP as independent accountants for the current fiscal year.   Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

Required Vote

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the FY 2012 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Grant Thornton LLP.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT ACCOUNTANTS FOR FY 2012.

***

MATTERS CONCERNING THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee Charter contains procedures for the pre-approval of audit and non-audit services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Committee. Specifically, the Committee pre-approves the use of Grant Thornton LLP for specific audit and non-audit services, except that pre-approval of non-audit services is not required if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the  Committee before it may be provided by Grant Thornton. For additional information concerning the Committee and its activities with Grant Thornton, see “Corporate Governance — Audit Committee” and “Report of the Audit Committee” in this Proxy Statement.

During FY 2011 and FY 2010, Grant Thornton LLP provided services to the Company in the following categories and amounts:

Audit and Other Fees	FY 2011 ($)	FY 2010 ($)

Audit Fees	$520,000	$495,000
Audit-Related Fees	$40,657	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

For FY 2010 and FY 2011, “Audit Fees” consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and regulatory filings. Audit fees for both years also include fees for professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and Sarbanes-Oxley compliance. The Audit Committee reviews each non- audit service to be provided and assesses the impact of the service on the independent registered public accountant’s independence. No additional charges from our independent auditor for Audit-Related Fees, Tax Fees or Other Fees incurred for FY 2010 and $40,657 was charged for Audit-Related Fees, Tax Fees or Other Fees incurred in FY 2011.

CORPORATE GOVERNANCE

Role of the Board

It is the duty of the Board to oversee the Company’s CEO and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of high standards of responsibility and ethics.  In FY 2011, the full Board held nine meetings inclusive of the annual meeting of shareholders.

Director Independence

The Board has determined that all Board members, excluding Mssrs. Nicolaides and Ryan, are independent under applicable NASDAQ and SEC rules. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s and the SEC’s director independence standards. In making this determination, the Board solicited information from each of the Company’s directors regarding several factors, including whether such director, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board considered the responses of the Company’s directors, and independently considered all other material information relevant to each such director in determining such director’s independence under applicable SEC and NASDAQ rules.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director, is in the best interest of stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management.  In addition, much of the work of the Board is conducted through its committees.  Our Board has three standing committees—Audit, Compensation, and Corporate Governance and Nominating, as further described below.  Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair.   One of the key responsibilities of the Board is to develop the strategic direction for the Company, and provide management oversight for the execution of that strategy.

Board Role in Risk Oversight

The responsibility for the day-to-day management of risk lies with management, while the Board, and each of the Board committees, is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy.  The role of the Board in the Company’s risk oversight process includes reviewing the Company’s key business risks, understanding how these risks could affect our Company and receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, investment and liquidity, and strategic and reputational risks.  The Board also believes its oversight of risk is enhanced by its current leadership structure (discussed above) because the CEO, who is ultimately responsible for the Company's management of risk, also chairs regular Board meetings, and with his in-depth knowledge and understanding of the Company, is best able to bring key business issues and risks to the Board's attention.

 Compensation Risk

Our Compensation Committee has considered the various elements of Numerex’s compensation program and believes it does not encourage excessive or inappropriate risk taking.

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance or short-term business performance so that executives and managers have a threshold level of financial security and are not pressured to produce short-term gains at the expense of long-term business results or through means at odds with our corporate values.

The variable (the short-term performance award or bonuses and equity) portions of compensation are designed to reward both short- and long-term corporate performance in a balanced manner. Our short-term performance awards for all named executive officers (NEOs) and most other executives are based on the balanced achievement of annual EBITDA and revenue goals (EBITDA refers to earnings before interest, taxes, depreciation, amortization and non-recurring items).   Further, short-term incentive awards are capped at two times targeted payouts and are only paid in the event of exceptional business results.

For long-term performance, our stock option awards generally vest over four years and provide value only if our stock price increases over time. This is a further encouragement to our executives to consider their actions in the context of the long-term health of our business.

We feel that that our balanced mix of cash and equity compensation, revenue and profitability, fixed and variable pay and capped bonus payouts provide sufficient incentives to keep executives focused on those activities that produce long-term shareholder growth while not creating incentives for them to take unnecessary or excessive risks.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee (the “Compensation Committee”), and Nominating and Corporate Governance Committee (the “Nominating Committee”). The Board has determined that all committee chairs and committee members are independent under the applicable NASDAQ and SEC rules. The members of each of the Company’s committees are identified in the table below.

Name	Audit Committee	Compensation Committee	Nominating Committee
Brian C. Beazer	*	*	Chairman
George Benson	*	Chairman	*
E. James Constantine	*	*	*
Tony G. Holcombe			*
Stratton J. Nicolaides
John G. Raos	Chairman	*
Andrew J. Ryan

Audit Committee

The Audit Committee met eight times in FY 2011. The Board has determined that John Raos, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by the SEC. The principal functions of the Audit Committee are to: (a) assist in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s independent auditors; (b) approve the selection, appointment, retention and/or termination of the Company’s independent auditors, as well as approving the compensation thereof; and (c) approve all audit and permissible non-audit services provided to the Company and certain other persons by such independent auditors.  The Audit Committee Charter is available on the Company’s website at http://www.numerex.com/about/corporate-governance.

Compensation Committee

The Compensation Committee met seven times in FY 2011. The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company's executive officers, including the CEO, and for formulating the Company's equity compensation plans. The Compensation Committee Charter is available on the Company’s website at  http://www.numerex.com/about/corporate-governance.  All of the members of the Compensation Committee have been determined by the Board to be independent under applicable NASDAQ and SEC rules.

Nominating and Corporate Governance Committee

The Nominating Committee met six times during FY 2011. The Nominating Committee assists the Board in proposing qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess the Board's effectiveness and helps develop and implement the Company's Corporate Governance Guidelines. The Nominating Committee reviews the performance of the Board and its committees. The Nominating Committee also considers nominees for election as directors proposed by shareholders. The Nominating Committee Charter specifies that the composition of the Board should reflect experience in the following areas: finance, compensation, sales and marketing, technology and production. The Nominating Committee Charter is available on the Company’s website at http://www.numerex.com/about/corporate-governance.

Attendance at Meetings

Each director attended at least 75% of the meetings of the Board and its committees of which he was a member. Directors are encouraged, but not required, to attend the Company’s annual meetings of shareholders. Although no director is required to do so, six of the Company’s directors attended the annual meeting of shareholders on May 20, 2011.

Executive Sessions

Executive sessions of the independent directors are held at least once each year following regularly scheduled in-person meetings of the Board. These executive sessions include only those directors who meet the independence requirements promulgated by NASDAQ, and Mr. Raos, as the Lead Director and Vice-Chairman of the Board, is responsible for chairing these executive sessions. The Board’s independent directors held two executive sessions in FY 2011.

Code of Ethics

The Company has a Code of Ethics and Business Conduct (the “Code”) that applies to the Company’s directors, officers, and employees, including the Company’s CEO and CFO. The Code is available on the Company’s website at http://www.numerex.com/about/corporate-governance. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website as promptly as practicable, as may be required under applicable SEC and NASDAQ rules.

Right to Designate Director

The Company has entered into an agreement providing Gwynedd Resources Ltd. (“Gwynedd”) the right to designate one director to the Board. Additionally, if the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee’s appointment will be subject to the exercise by the Board of its fiduciary duties and the approval of the Company’s shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd’s right to designate a director will cease at such time as Gwynedd’s equity interest in the Company drops below 10% of the outstanding shares of Common Stock. Mr. Ryan currently serves as Gwynedd’s sole designee on the Board.

Communications with the Board of Directors

Any shareholder who wishes to send any communications to the Board or a specific director should deliver such communications to the General Counsel and Secretary of the Company at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339 who will forward appropriate communications to the Board. On or after October 1, 2012 such communications should be sent to the Company’s new address, 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339. Inappropriate communications include correspondence that is unrelated to the operation of the Company or the Board, is inappropriate for Board consideration, such as advertisements or other commercial communications, or is threatening or otherwise offensive. The Company’s General Counsel and Secretary may consult with other officers of the Company, counsel, and other advisers as appropriate, in making this determination.

Consideration of Director Nominees

The Nominating Committee will consider nominees for director recommended by a shareholder submitted in accordance with the procedure set forth in the Company’s Bylaws. In general, the procedure set forth in the Company’s Bylaws provides that a notice relating to the nomination must be timely given in writing to the: Secretary of the Company, Numerex Corp., 1600 Parkwood Circle SE, Atlanta, Georgia 30339. On or after October 1, 2012 such communications should be sent to the Company’s new address, 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339. To be timely, the notice must have been delivered by the 90th day prior to the anniversary of the prior year’s annual meeting.  Such notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including information relating to the business experience and background of the potential nominee, and certain information with respect to the nominating shareholder and any persons acting in concert with the nominating shareholder. Any such recommendation must also be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders.

The Committee generally identifies potential nominees through its network of contacts, and may also engage, if it deems appropriate, a professional search firm. The Committee meets to discuss and consider such candidates’ qualifications and then chooses director candidates by majority vote. There are no differences in the manner in which the Committee evaluates potential nominees for director based on whether such potential nominees are recommended by a shareholder or by any other source. The Committee does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as absolutely necessary for one or more of the Company’s directors to possess (other than any qualities or skills that may be required by applicable law, regulation or listing standard). The Committee’s Charter identifies diversity as a consideration with regard to the identification of director nominees, and the Committee strives to nominate directors with a variety of complementary skills such that, as a group, the Board will possess an appropriate diversity of professional experience, education, knowledge, skills, and abilities to oversee the Company's businesses. Further to the foregoing, in evaluating a person as a potential nominee to serve as a Director of the Company, the Committee considers the following factors, among any others it may deem relevant:

•
whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with Company management, Company service providers or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing organizations;
•	whether or not the person is willing to serve, and willing and able to commit the time necessary for the performance of the duties of a Director of the Company;
•
as specifically provided in the Committee’s Charter, whether the nominee has experience in one or more of the following areas—finance, compensation, technology, sales and marketing, and production; and

•	the character and integrity of the person.

Compensation Committee Interlocks and Insider Participation

Brian Beazer, George Benson, E.J. Constantine and John Raos served on our Compensation Committee during FY11.   No member of the Committee during FY 2011 served as an officer, former officer, or employee of the Company or had a relationship requiring disclosure under “Related Person Transactions.”  During FY 2011, none of our executive officers served as:

•
a member of the Compensation Committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•
a member of the Compensation Committee (or other committee performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served as a director on our Board.

DIRECTOR COMPENSATION

Compensation of Directors – FY 2011

The Board uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors.  In determining director compensation, the Board considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board the form and amount of compensation to be provided.

The annual retainer fee for directors is $25,000 plus additional fees for participation in committees of the Board as follows: $6,500 for the Lead Director, Compensation Committee Chairperson, and Nominating Committee Chairperson, $10,000 for the Audit Committee Chairperson, and $5,000 for Audit, Compensation and Nominating Committee members. Directors also receive reimbursement of expenses incurred in attending meetings. In accordance with the Company’s Directors’ Stock Plan, in FY 2011 five directors (Mssrs. Beazer, Benson, Holcombe, Raos and Ryan) elected to have their annual fees paid entirely in cash and one director (Mr. Constantine) elected to have his annual fees paid in stock. Directors also receive a grant of 9,000 shares of restricted stock on the date of the Annual Shareholders Meeting.

The following table provides information concerning compensation paid by the Company to its non-employee directors for FY 2011. Mr. Nicolaides is not compensated for his service as director. Mr. Holcombe began receiving compensation as a director as of October, 1, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Award ($)(2)	SAR Awards ($)	All Other Compensation ($)	Total ($)
Brian C. Beazer	$41,500	89,640	$-	--	$131,140
George Benson	$41,500	89,640	$-	--	$131,140
E. James Constantine	$37,500	89,640	$-	--	$127,140
Tony G. Holcombe	$7,500	31,753	$-	--	$39,253
Andy Ryan	$30,000	89,640	$-	--	$119,640
John G. Raos	$46,500	89,640	$-	--	$136,140

(1) Includes annual fees and committee fees. Directors may elect to have their annual fee and committee fees paid in shares of the Company’s common stock.  Mr. Constantine elected to have those fees paid in stock and received 4,725 shares.

(2) On May 20, 2011, each director was granted 9,000 restricted shares of the Company’s common stock at grant date fair market value of $9.96 per share. Mr. Holcombe was granted a pro-rated amount of 5,711 restricted shares of the Company’s common stock at grant date fair market value of $5.56 per share. These amounts represent the aggregate grant date fair value in the year in which the restricted stock grant was made and have been computed in accordance with ASC718.

(3) The aggregate stock awards, options and SAR grants as of  December 31, 2011 are as follows; Mr. Beazer 86,105 shares; Mr. Benson 40,105 shares; Mr. Constantine 34,105 shares; Mr.  Holcombe  5,711 shares;  Mr. Raos 100,105 shares  and Mr. Ryan 22,105 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 23, 2012, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director, director nominee, and named executive officer of the Company, and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares. The shares “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include shares owned by or for, among other things, the spouse, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares votes or investment power or has the right to acquire within 60 days after March 23, 2012.
	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner or Identity of Group	(#	)	(%)
Gwynedd Resources, Ltd. (2) 1011 Centre Road, Suite 322 Wilmington, DE 19805	3,207,280		21.04%
Elizabeth Baxavanis, Trustee (3) Dominion Holdings #5 Revocable Trust for the Benefit of Maria E. Nicolaides c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280		21.04%
Maria E. Nicolaides (4) c/o Salisbury & Ryan LLP 1325 Avenue of the Americas New York, NY 10019	3,207,280		21.04%
Paul J. Solit (5) 825 Third Avenue, 33rd Floor New York, New York 10022	1,275,950		8.37%
Kenneth Lebow (6) The Lebow Family Revocable Trust Santa Barbara, CA 93108	1,512,024		9.91%
Brian C. Beazer (7)	429,323		*
George Benson	78,097		*
Alan B. Catherall	116,382		*
E. James Constantine	49,707		*
Louis Fienberg	107,500		*
Tony G. Holcombe	20,711
Michael A Marett	141,992		*
Stratton J. Nicolaides (8)	182,336		*
John G. Raos	209,120		*
Andrew J. Ryan (7)(9)	428,325		*
Jeffrey Smith	378,312		*
All Current Directors and Executive Officers as a group (7)(8)(9)	2,141,805		14.05%

(1) Percentage calculations are based on the 15,243,666 of shares of the Company’s Class A Common Stock, no par value, that were outstanding at the close of business on March 23, 2012; includes shares issuable upon the exercise of outstanding options exercisable within 60 days after March 23, 2012 in the following amounts:  Mr. Beazer, 138,500   shares; Mr. Benson, 30,000 shares; Mr. Catherall  77, 500 shares; Mr. Constantine, 24,000 shares; Mr. Fienberg 92,500 shares; Mr. Marett 127,500 shares;  Mr. Nicolaides 75,000 shares; Mr. Raos 100,105 shares; Mr. Ryan 84,605, and Mr. Smith 68,750 shares.

(2) The shareholders of Gwynedd Resources, Ltd. (“Gwynedd”) include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee)  Douglas Holsclaw owns 9.3% of the outstanding stock of Gwynedd and 4.9% of Numerex Class A Common Stock. See footnotes (3) and (4).

(3) Represents the shares of Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.9% and 0.9% respectively, of the outstanding stock of Gwynedd.  Mrs Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (4).

(4) Represents the shares of Common Stock owned by Gwynedd Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides’ mother-in-law, is trustee, own approximately 89.8% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 327,143 shares of Common Stock owned by Gwynedd that may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (3).

 (5) According to Schedule 13G, filed jointly with the SEC on March 16, 2012, by Paul J. Solit, et al (“Solit”), Solit beneficially owned 1,264,280 shares. On January 27, 2012 Mr. Solit exercised warrants for an additional 11,670 shares or 8.37% of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on March 23, 2012.

(6) According to Schedule 13D, filed jointly with the SEC on August 2, 2010, by Kenneth Lebow, et al (“Lebow”), Lebow beneficially owned 1,356,692 shares. In January 2011 and January 2012 warrants were exercised in the amounts of 122,000 shares and 33,332 respectively or 9.91 % of the total number of shares of Class A Common Stock, no par value, of the Company that were outstanding as of the close of business on March 23, 2012.

(7) The 250,000 shares held by Rye 68, LLC with respect to which there is shared voting and dispositive power between Messrs. Beazer and Ryan, were counted for purposes of calculating this total and the corresponding percentage.

(8) Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, with respect to which Mr. Nicolaides disclaims beneficial ownership.

(9) Includes the 250,000 shares held by Rye 68, LLC. and represents 156,220 shares owned individually by Mr. Ryan. Does not include the 3,207,280 shares of Common Stock owned by Gwynedd, with respect to which Mr. Ryan disclaims beneficial ownership. See footnote (7).

 *Represents less than 5% of the Company’s total number of shares outstanding on March 23, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and persons who are the beneficial owners of more than 10% of the outstanding Common Stock are required to report their beneficial ownership of Common Stock and any changes in that ownership to the SEC. Based solely on a review of the copies of reports furnished to, or filed by, us and written representations that no other reports were required, we believe that during FY 2011, the Company’s officers and directors complied with all applicable Section 16(a) filing requirements, except as follows:

There were ten late Form 4 filings in 2011 as follows: April 5, 2011 board compensation for EJ Constantine; June 10, 2011 restricted stock grants for Brian Beazer, George Benson, EJ Constantine, John G. Raos and Andrew Ryan; September 16, 2011 stock appreciation right grants for executive officers Mike Marett, Alan Catherall and Louis Fienberg, and the October 25, 2011 option exercise by Stratton Nicolaides.  All such filings were subsequently made and were inadvertently filed late due to ministerial reasons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not have a formal written policy regarding the review of related party transactions. However, the Board reviews all relationships and transactions in which the Company and its directors and senior executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and senior executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the company or a related person are disclosed in the company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.  Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Mr. Ryan, a Director of the Company, is a partner in the law firm of Salisbury & Ryan LLP. Salisbury & Ryan provided legal services to the Company in FY 2011 and will continue to provide such services in FY 2012. For services performed in FY 2011, Salisbury & Ryan invoiced the Company legal fees in the amount of approximately $134,201.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 about the securities authorized for issuance to our employees and non-employee directors under our stock-based compensation plans:

Plan Category	Column A	Column B	Column C
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A (#)
Equity compensation plans approved by security holders	2,558,037	$5.91	972,916
Equity compensation plans not approved By security holders	--	--	-
Total

  REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee of the Board. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2011.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

                                                                                                                                                                                    THE COMPENSATION COMMITTEE

                                                                                                                                                                Brian Beazer
                                                                                                                                            George Benson, Chairman
                                                                                                                                                             E J Constantine
                                                                                                                                                               John G. Raos

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives, strategy and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and stockholder interests. Although our executive compensation program is generally applicable to each of our senior officers, this discussion and analysis focuses primarily on the program as applied to our “Named Executive Officers” (NEOs): the CEO, the CFO and the other officers included in the Summary Compensation Table.

EXECUTIVE SUMMARY

The Company requires a highly skilled, motivated and experienced executive team to lead its efforts to develop and sell complex end-to-end machine-to-machine (M2M) solutions that help customers monitor processes, equipment, condition or location. We must make investments that might not pay off for several years, while managing costs and staying ahead of a market that changes rapidly due to advances in technology and competitive conditions.

While our business offers great opportunities, as the uses of our products and services are almost limitless, there is potential for over-investment in initiatives that do not find a market. Consequently, our growth strategy balances revenue and earnings targets without letting either component get too far in front of the other.  Annual cash bonuses for our executive team are based on achieving both revenue and earnings goals.

In 2011, we continued to implement our strategy of de-emphasizing hardware-only sales. As a result, total revenues were flat compared to the prior year, as the decline in hardware revenues was offset by an increase in recurring service revenue. This strategy resulted in improved gross margins which, combined with the settlement of a legal matter in 2010, generated GAAP after tax net earnings of $1.9 million in 2011, compared to a loss of $381,000 in the prior year. These results, however, fell short of our aggressive targets and only one of our NEO’s earned a non-equity incentive bonus through meeting or exceeding these targets. In addition, one other NEO received a discretionary bonus for his work with our largest accounts which we believe will generate financial benefits in future years.

Base pay adjustments and equity grants during 2011 were based, in part, on 2011 business results as noted above but were primarily based on other factors. These factors include evaluations of individual performance, reference to competitive benchmarks, the importance of maintaining management continuity, past increases in base pay, changes in job responsibilities and historical equity grants.

At last year’s annual meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2011 annual meeting of shareholders. Our shareholders overwhelmingly approved the proposal, with more than 80% of the votes cast in favor of the proposal. We also asked our shareholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Consistent with the recommendation of our Board, our shareholders indicated by non-binding advisory vote their preference to hold a “say-on-pay” vote every three years. After consideration of the 2011 voting results, and based upon its prior recommendation, our Board of Directors elected to hold “say-on-pay” votes every three years.  In addition, the Compensation Committee considered the strong support for our “say-on-pay” proposal as evidence of our shareholders’ support for the named executive officer compensation decisions and actions that the Compensation Committee has been making. As a result, the Compensation Committee made no material changes in the structure of our named executive officer compensation program that were directly motivated by the results of our “say-on-pay” vote. We have, however, continued to review and make adjustments to this program as necessary to achieve our objectives described above.

PROCESS FOR SETTING EXECUTIVE PAY

Our four-member Compensation Committee (the “Committee”) oversees the Company’s executive compensation program. All of the members of the Committee have been determined by the Board to be independent under applicable NASDAQ rules.

The Committee’s responsibilities include:

•	Establishing the overall level of targeted compensation for each NEO and how targeted compensation should be allocated among the three principal elements of compensation.

–	Base Salary;

–	Non-equity incentive plan awards – commonly referred to as cash bonuses;

–	Equity awards in the form of options to purchase company stock.

•	Setting the performance levels that must be achieved for NEOs to receive or exceed their targeted compensation.

•	Approving base pay adjustments for the NEOs after reviewing, among a number of factors, performance, business results and competitive benchmarks.

•	Approving non-equity incentive awards after reviewing the NEO’s performance and business results against established performance benchmarks.

•	Approving equity compensation grants to NEOs after reviewing, among a number of factors, performance, business results, prior equity grants, and competitive benchmarks.

•	Reviewing and recommending to the full board appropriate levels of board compensation.

The Company’s CEO and CFO as well as the Committee’s compensation consultant participate in the Committee’s meetings and provide input into compensation decisions at the Committee’s request. In particular, the Company’s CEO participates by making recommendations on NEO compensation and providing input on objectives (other than for himself). The CEO’s compensation is determined solely by the Committee.

The Use of Compensation Consultants

In FY 2011, the Committee retained MarksonHRC, an independent outside compensation consultant, to assist it in developing analyses and data around the Company’s executive compensation program and practices. MarksonHRC prepared analysis for the Committee based on its review of the Company’s job responsibilities and business goals, trends in compensation practices, regulatory changes, and competitive compensation benchmarks.

MarksonHRC also provided general human resource consulting services to the Company at levels not deemed to cause any conflict with its role as an independent consultant to the Committee. MarksonHRC was paid $61,350 in 2011.

The Use of Compensation Survey Data and Peer Companies

The Committee uses competitive compensation data from “peer” companies and general survey data (e.g., executive salary trends) as one input into the compensation setting process and does not apply the data in a formulaic manner.  In 2011, MarksonHRC prepared competitive benchmarks for the CEO and CFO position using  pay publicly reported by a group of public companies in the technology and software industries that are, on average, of comparable size to the Company’s (the “peer” group). A peer group has been historically used by the Company for this purpose but is refined from time to time in response to  Company and industry changes. In 2011, the peer group remained unchanged from 2010 and consisted of the following companies:

Acme Packet	LoJack
CalAmp	Network Equipment Technologies
Digi International	ORBCOMM
DITECH Networks	PCTEL
8X8, Inc.	Pinnacle Data Systems
Frequency Electronics	RF Monolithics
Fiber Tower Corporation	Telular
Globalstar	Veraz Networks
Communications Systems	Westell Technologies
Lantronix

In 2011, the Committee considered the peer group competitive data for the CEO and CFO when evaluating their pay.  The Committee did not use peer group competitive data to evaluate pay for other NEOs but looked to general compensation trends as well as competitive pay for the CEO and CFO positions. The reason for focusing on CEO and CFO pay is that the Company’s product and service offerings are somewhat unique and a number of senior level jobs at the Company – particularly those at the business unit level – are not readily comparable to jobs referred to in survey data. Further, the Company’s organization and executive responsibilities often evolve rapidly in response to market opportunities and business conditions, making matches between the Company’s jobs and survey jobs that much more problematic.

COMPETITIVE BENCHMARKS

The table below summarizes the peer group competitive data the Committee reviewed in 2011 along with the Company’s targeted 2011 cash compensation and targeted cash compensation plus actual 2011 equity grants.

Our pay for these two positions is well within median competitive benchmarks.

NEO COMPENSATION COMPARED TO COMPETITIVE BENCHMARKS(1)

	Median Competitive Compensation benchmarks based on the Peer Group			Numerex Compensation (FY 2011)
Title	Base	Cash Compensation: Base + Target Bonus	Total Direct Compensation: Cash + Equity Grants	Base	Cash Compensation: Base + Target Bonus	Targeted Cash + Actual Equity Grants in 2011 (1)
CEO	$360,000	$590,000	$1,026,000	$350,000	$560,000	$560,000
CFO	$245,000	$377,000	$547,000	$255,000	$350,625	$374,860

(1)	The Company does not have targeted equity grants; amounts included in this column are the value of equity grants made in 2011

COMPENSATION OBJECTIVES & INDIVIDUAL ELEMENTS

The Compensation Committee does not use any particular formula to determine targeted levels of executive pay or specific allocations among the NEOs. Instead, the Committee looks to ensure that NEO compensation (1) is competitive with compensation provided to similarly situated executives at companies of similar size and complexity to the Company; (2) effectively drives short- and long-term performance and (3) is aligned with shareholders’ long-term interests.

The Committee draws on survey data, advice of its compensation consultant, input from management and its own collective experience and expertise in deciding how much and in what way to pay the NEOs.

The following describes the general purpose of each element of compensation and how the Committee makes pay decisions around each element.

Elements of Compensation
Base Salaries

We strive to provide competitive base salaries that allow us to attract and retain a high performing leadership team at a reasonable level of fixed costs. Base pay levels generally are set with reference to the market median, where such data is readily available, although exceptions can exist both above and below median to reflect a variety of factors such as skills and experience, individual performance track record, the difficulty of replacement and affordability. Base salaries are generally reviewed annually during the first quarter of the year, and at other times if an executive officer’s responsibilities have materially changed or other special circumstances warrant a review.

Non-Equity Incentive Based Awards

The annual “non-equity incentive based awards,” or cash bonuses, are designed to maintain NEO focus and motivation around annual activities deemed critical to growing shareholder value.  In 2011, we continued our focus on a balance of growing revenue – particularly recurring service revenue - and growing EBITDA (earnings before interest, depreciation, taxes, amortization and exceptional one-time adjustments).  Keeping our NEOs focused on EBITDA is important in a technology-based, growth business such as ours where the opportunities for fruitful investment are plentiful but where there is also significant risk of over-investment in opportunities that may not yield a return on investment.

The incentive awards pay out at targeted levels if revenue (further divided between hardware- and recurring service-related revenue) and EBITDA achieve the challenging growth goals budgeted for the fiscal year. Goals for our CEO, CFO, and CTO are based on company-wide revenue and EBIDTA. The Committee determines the revenue and EBITDA budgets prior to each fiscal year. Our Committee derives the revenue and EBITDA targets from the same process by which we develop our internal annual budget for the current fiscal year and projections for future fiscal years.  The goals for our COO and EVP, Global Accounts consist of business-unit revenue (recurring service and hardware) and EBIDTA measures.  Business unit goals for our COO and EVP are intended to advance specific elements of each business unit’s strategic plan. The Committee sets targets that it believes will be challenging for the named executive officer to achieve and will require significant growth and progress by the Company in furtherance of its business objectives.

A bonus is not paid if the budget targets are not achieved.  These annual awards are subject to formulaic reductions if expense budgets are exceeded or if subscription growth is below targeted levels. The annual awards can be reduced or increased at the Compensation Committee’s discretion based on an assessment of qualitative factors.  Also, the CEO has the discretion to grant or increase a bonus, subject to a dollar limit set by the Compensation Committee, for all NEOs excluding himself, based on his assessment of qualitative performance factors.

Revenue Targets. The revenue portion of the target is payable only upon achieving at least the target. An additional bonus, up to a maximum, is payable, prorated on a straight line basis, if the revenue results are between the budget and the “stretch” target.
For fiscal 2011, the budgeted recurring service and hardware revenue targets for each of Messrs. Nicolaides, Catherall and Smith were $43.6 million and $22.5 million, respectively.  The actual service and hardware revenue was $38.6 million and $18.6 million, respectively, resulting in revenue targets not being met and no award paid for such portion. The budgeted revenue targets for Messrs. Marett and Fienberg are based on confidential, internal budget forecasts [for their business units and are not company-wide targets].  Mr. Marett exceeded his hardware revenue stretch target, resulting in a maximum bonus related to hardware revenue of $20,250, or 7.5% of base pay.  Mr. Fienberg did not achieve his revenue target.

EBITDA  Target. The EBITDA portion of the target is payable only upon achieving at least the target. An additional bonus, up to a maximum, is payable, prorated on a straight line basis, if the EBITDA results are between the budget and the “stretch” target. For fiscal 2011, the budgeted adjusted EBITDA target for each of Mr. Nicolaides, Catherall and Smith was $9.7 million. The actual adjusted EBITDA for fiscal 2011 was $6.3 million resulting in the adjusted EBITDA target not being met and no award paid. The budgeted adjusted EBITDA targets for Mr. Marett and Mr. Fienberg are based on confidential internal budget forecasts for their business units and are not company-wide targets. Neither Mr. Marett nor Mr. Fienberg met their adjusted EBITDA targets.

Adjusted EBITDA is a non-GAAP financial measure and the following table reconciles Operating Earnings to Adjusted EBITDA.

Fiscal Year 2011 ($000)
Operating Earnings	$1,996
Non-cash compensation	$1,231
Depreciation and amortization	$3,114
Adjusted EBITDA	$6,341

The following table shows the percentage of base salary potentially payable to each NEO for achieving results related to recurring service revenue, hardware revenue and EBITDA targets.

Non-Equity Plan Incentive compensation payable for FY 2011 as a % of Base Salary
	Corporate/Business Unit Achieves Budget (1)			Maximum Additional payable if Corporate/Business Unit Exceeds Budget up to Stretch Targets (2)
Position	Recurring Service Revenue	Hardware Revenue	EBITDA	Recurring Service Revenue	Hardware Revenue	EBITDA	Maximum Total Payable
Stratton Nicolaides	28.8%	7.2%	24.00%	19.2%	4.8%	36.0%	120%
Alan Catherall	18.0%	4.5%	15.00%	12%	3.0%	22.5%	75%
Jeff Smith	18.0%	4.5%	15.00%	12%	3.0%	22.5%	75%
Michael Marett	18.0%	4.5%	15.00%	12%	3.0%	22.5%	75%
Louis Fienberg	18.0%	4.5%	15.00%	12%	3.0%	22.5%	75%

(1)	No bonus is payable for revenue or EBITDA if the target is not achieved
(2)	The bonus is prorated for revenue and EBITDA results between Budget and Stretch Target.

Equity Awards

We use equity compensation as a long-term incentive to enhance the alignment of NEO compensation with stockholder returns  and as a retention tool focused on top executives that have the most direct line of sight to results.

The primary form of equity compensation awarded by the Committee has historically consisted of stock options or stock appreciation rights (SARs).  While the Committee references competitive benchmarks including those for the peer group and does not generally target equity compensation in excess of the median, the number of options awarded also reflects the Committee’s qualitative assessment of a variety of factors including the Company’s overall financial performance, individual contributions towards that performance, prior grants and holdings, and individual contributions to particular strategic initiatives or special projects.

In order to encourage executive retention, enhance executive alignment with shareholder interests and encourage a long-term perspective among the executive team, The SARs we granted to NEOs in September, 2011 have two conditions that must be met before NEOs can realize value from them.  First, they vest in equal 25% installments over the four years after grant.  Second, they cannot be exercised until the Company’s share price increases to specified levels.  There are four price thresholds with each one allowing an exercise of 25% of option grants. For example, share price must rise by at least 20% before 25% of shares can be exercised and by at least 50% before all shares can be exercised.

Perquisites and Other Benefits

The Company does not provide its NEOs with perquisites or employee benefits that are not generally available to other full-time employees.   These include a medical, dental, and life insurance plans and a 401(k) that matches 50% of an employee’s contributions up to the first 6% of the employee’s salary subject to an overall dollar cap. The Company does not provide a pension plan or a supplemental retirement plan for its NEOs or any other employees.

COMPENSATION DECISIONS FOR FISCAL 2011

Stratton J. Nicolaides - CEO.

•	Base Pay: Mr. Nicolaides’ base salary remained at $350,000.

•
Non-equity incentive compensation:  Mr. Nicolaides’ target incentive for achieving a budgeted level of revenue and EBITDA remained at 60% of base pay in line with competitive benchmarks. His maximum bonus, for achievement of revenue and EBITDA in excess of budget, also remained at 120% of base pay.  Based on FY 2011 results (see Non-Equity Incentive Based Awards), Mr. Nicolaides was not awarded an incentive bonus for the year.  Equity Compensation.  After considering the factors noted above under Equity Awards, in particular the size of Mr. Nicolaides’ historical grants and holdings, the Committee did not award him an equity grant during 2011.

Alan Catherall - CFO.

•	Base Pay: Mr. Catherall’s base salary remained at $255,000.

•
Non-equity incentive compensation: Mr. Catherall’s target incentive for achieving a budgeted level of revenue and EBITDA remained at 37.5% of base pay in line with competitive benchmarks. His maximum bonus, for achievement of revenue and EBITDA in excess of budget, also remained at 75% of base pay.  Based on FY 2011 results (see Non-Equity Incentive Based Awards), Mr. Catherall was not awarded an incentive bonus for the year.

•
Equity Compensation: After considering the factors noted above under Equity Awards, particularly, the size of Mr. Catherall’s current holdings, recent grants and broad competitive benchmarks, the Committee awarded him 15,000 stock appreciation rights during 2011 with a grant date value of $31,110.

Michael Marett - COO.

•	Base Pay: Mr. Marett’s base pay during 2011 was increased from $250,000 to $270,000 in recognition of the additional responsibilities he assumed during 2010.

•
Non-equity incentive compensation:  Mr. Marett’s target incentive for achieving a budgeted level of revenue and EBITDA remained at 37.5% of base pay. His maximum bonus, for achievement of revenue and EBITDA in excess of budget, also remained at 75% of base pay.  Based on FY 2011 results (see Non-Equity Incentive Based Awards), Mr. Marett was awarded an incentive bonus of $20,250 for the year.

•
Equity Compensation.  After considering the factors noted above under Equity Awards, particularly, the size of Mr. Marett’s current holdings, recent grants, and broad competitive benchmarks, Mr. Marett was awarded 25,000 stock appreciation rights during 2011 with a grant date value of $51,850.

Louis Fienberg - EVP – Corporate Development.

•
Base Pay: Mr. Feinberg’s base pay during 2011 was increased from $200,000 to $220,000 in recognition of the additional responsibilities he assumed during 2011 and after considering his pay compared to other business unit leaders at the Company.

•
Non-equity incentive compensation: Mr. Fienberg’s target incentive for achieving a budgeted level of revenue and EBITDA remained at 37.5% of base pay. His maximum bonus, for achievement of revenue and EBITDA in excess of budget, also remained at 75% of base pay.  Based on FY 2011 results (see Non-Equity Incentive Based Awards), Mr. Fienberg was not awarded an incentive bonus for the year.

•
Discretionary Bonus: In recognition of his success at signing new major customer relationships and managing the Company’s largest customer relationships, the CEO granted Mr. Fienberg a discretionary bonus of $20,000.

•
Equity Compensation: After considering the factors noted above under Equity Awards, particularly, the size of Mr. Fienberg’s current holdings, recent grants and broad competitive benchmarks, he was awarded 10,000 stock appreciation rights during 2011 with a grant date value of $20,740.

Jeffrey Smith, CTO.

•	Base Pay: Dr. Smith’s base salary remained at $250,000.

•
Non-equity incentive compensation:  Dr. Smith’s target incentive for achieving a budgeted level of revenue and EBITDA remained at 37.5% of base pay. His maximum bonus, for achievement of revenue and EBITDA in excess of budget, also remained 75% of base pay.  Based on FY 2011 results (see Non-Equity Incentive Based Awards), Dr. Smith was not awarded an incentive bonus for the year.

•
Equity Compensation.  After considering the factors noted above under Equity Awards, in particular, Dr. Smith’s current equity holdings, recent grants and broad competitive benchmarks, he was not awarded an equity grant during 2011.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation for the fiscal years ended December 31, 2011 and 2010 and 2009 earned by or paid to the Company’s NEOs, as determined in accordance with applicable SEC rules.

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)(4)
Stratton Nicolaides CEO	2011	350,000	--	--	--	--	13,691	363,691
	2010	330,000	--	--	164,999	142,576	13,240	650,815
	2009	305,000	--	--	--	--	14,089	319,089
Alan Catherall CFO	2011	255,000	--	--	31,110	--	11,807	297,917
	2010	255,000	--	--	127,499	68,858	10,306	461,663
	2009	245,000	--	--	75,375	--	8,702	329,077
Michael Marett COO	2011	270,000	--	--	51,850	20,250	16,691	358,791
	2010	250,000	--	--	125,000	187,500	15,879	578,379
	2009	250,000	--	--	75,375	--	15,185	340,560
Louis Fienberg Executive Vice President	2011	220,000	20,000	--	20,740	--	12,584	273,324
	2010	200,000	20,000	--	99,999	--	12,207	332,206
	2009	200,000	--	--	93,748	--	12,187	305,935
Jeffrey Smith Chief Technology Officer	2011	250,000	--	--	--	--	15,858	265,858
	2010	250,000	--	--	125,000	37,750	15,274	428,024
	2009	225,000	--	--	58,550	--	8,025	291,575

(1)	No stock was awarded to any named executive officer in FY, 2009, FY 2010 or FY 2011.
(2)
 Options were awarded to three NEOs in FY 2011. The amount in this column reflects the aggregate grant date fair value of the award in accordance with FASB ASC Topic 718.  Options and SARs  granted to executive officers contain stock price hurdles and cannot be exercised unless  the stock price has met or exceeded this hurdle  for the number of shares vested.

(3)
 Includes a 401(k) Company match up to a maximum of 50% of 6% of the individual’s salary in the following amounts for FY 2011: Mr. Nicolaides ($6,921), Mr. Catherall ($7,019), Mr. Marett ($6,975), Mr. Fienberg ($5,875) and Dr. Smith ($6,699). In addition, the column includes contributions by the Company to the individual’s health, dental, and life/disability premiums. All of these benefits are also available to all of the Company’s full time employees.

(4)	Totals do not reflect the compensation actually paid but include, as required by SEC rules, the fair value of stock options awarded in the applicable fiscal year; see note (2) above.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes, except as noted, all plan based awards that the Company’s NEOs were eligible to receive for FY 2011 performance.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards Number of Securities Underlying Options (3)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold	Target(2)	Maximum
		($)	($)	($)
Stratton Nicolaides	-	0	210,000	420,000	-	-
Alan Catherall	09/16/2011	0	95,625	191,250	15,000	6.03	$31,110
Michael Marett	09/16/2011	0	103,125	206,250	25,000	6.03	$51,850
Louis Feinberg	09/16/2011	0	82,500	165,000	10,000	6.03	$20,740
Jeffrey Smith	-	0	93,750	187,500	-	-	-

(1)    Actual payouts for 2011 performance are shown in the Non-Equity Compensation Column of the Summary Compensation Table.
(2) Payable in the event that both revenue and EBITDA targets are met. See the discussion on Non-Equity Incentive Compensation under the Compensation Discussion & Analysis.

(3)    Shares shown consist of SARs which: a) vest in equal 25% installments over four years; b) require the stock price to exceed market prices before the SAR can be exercised and, c) have a ten year term.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of performance shares for each of our NEOs during FY 2011.

Name	Option Awards(1)		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquiring on Vesting #	Value Realized on Vesting ($)
Stratton Nicolaides	50,000	49,654	-
Alan Catherall	-	-	-
Michael Marett	-	-	-
Louis Fienberg	-	-	-
Jeffrey Smith	-	-	-

(1)	In a cashless exercise on October 26, 2011, Mr. Nicolaides received 6,665 shares of the Company’s stock at the current stock price of $7.45.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2011 for each of the NEOs.
Name	No. Of Securities Underlying Unexercised Options (#) Exercisable (1)(2)	No. Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Stratton Nicolaides CEO	55,000	0	$2.79	1/30/2003	1/30/2013
	100,000	0	$1.62	3/30/2003	3/30/2013
	25,000	0	$4.75	1/2/2006	1/2/2016
	50,000	0	$9.46	10/25/2006	10/25/2016
	0	55,932	$4.51	5/21/2010	5/21/2020
Alan Catherall CFO	75,000	0	$2.84	6/3/2003	6/3/2013
	25,000	0	$4.00	11/8/2004	11/8/2014
	10,000	0	$4.57	12/19/2005	12/19/2015
	30,000	0	$9.46	10/25/2006	10/25/2016
	12,500	12,500	$5.50	7/30/2009	7/30/2019
	0	43,220	$4.51	5/21/2010	5/21/2020
	0	15,000	$6.03	9/16/2011	9/16/2021
Michael Marett COO	21,000	0	$2.79	1/30/2003	1/30/2013
	25,000	0	$4.59	6/29/2004	6/29/2014
	25,000	0	$4.00	11/8/2004	11/8/2014
	15,000	0	$4.57	12/19/2005	12/19/2015
	50,000	0	$9.46	10/25/2006	10/25/2016
	12,500	12,500	$5.50	7/30/2009	7/30/2019
	0	42,373	$4.51	5/21/2010	5/21/2020
	0	25,000	$6.03	9/16/2011	9/16/2021
Louis Fienberg Executive Vice President	50,000	0	$4.83	7/18/2004	7/18/2014
	5,000	0	$4.57	12/4/2005	12/4/2015
	15,000	0	$9.46	10/25/2006	10/25/2016
	15,000	0	$9.34	3/4/2007	3/4/2017
	8,750	8,750	$5.50	7/30/2009	7/30/2019
	8,750	8,750	$4.35	11/24/2009	11/24/2019
	0	33,898	$4.51	5/21/2010	5/21/2020
	0	10,000	$6.03	9/16/2011	9/16/2021
Jeffrey Smith Chief Technology Officer	56,250	18,750	$3.49	10/9/2008	10/9/2018
	12,500	12,500	$4.35	11/24/2009	11/24/2019
	0	42,373	$4.51	5/21/2010	5/21/2020

(1)	All options granted by the Company vest at the rate of 25% per year over four years except for the SARs granted on May 21, 2010 which vest four years after the date of grant.

(2)	All options granted to NEOs contain stock price hurdles that are in excess of the option exercise price. These hurdles must be satisfied before the stock option can be exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We do not have employment agreements with our NEOs. The employment of all of our NEOs is at will. However, our NEOs will be entitled to certain severance benefits upon their termination of employment under certain defined circumstances, as described further below.  There are no payments made to the NEOs upon voluntary retirement, voluntary resignation or upon death or disability.

The Company’s NEOs have each made major contributions towards building the Company into the enterprise that it is today, and the Company believes that it is important to protect them in the event of an involuntary termination following a change in control. Further, it is the Company’s belief that the interests of its shareholders will be best served if the interests of the Company’s senior management team are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that are in the best interests of the Company’s shareholders.

Accordingly, the Company has entered into change of control agreements with each of Messrs. Nicolaides, Catherall, Marett, and Fienberg. Pursuant to those agreements, “involuntary termination” is deemed to be a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (“the Code”) at any time within two years following a change in control if such separation is without cause. The concept of separation without cause encompasses termination of employment following a diminution in title, responsibility, or salary level as well as required relocation outside of 50 miles from the Company’s current headquarters location. A “change in control” as defined in the change in control agreements is deemed to occur if (a) the Company consummates a sale, transfer, assignment, exchange, or other conveyance of all or substantially all of the assets of  the Company, (b) there is a sale, transfer, assignment, exchange, or other conveyance resulting in any third party’s acquisition of more than 50% of the outstanding voting stock of the Company, or a merger or consolidation occurs which results in a third party’s ownership of more than 50% of the merged or consolidated entity.

 Each agreement provides that if the officer’s employment is terminated, without cause, within two years of a change of control, he will receive a lump sum payment equal to 12 months of his base salary. The payment will be made six months after the date of termination or upon such earlier date as is permitted under the Code. In the event of termination following a change in control, the Company will also continue to provide health and medical benefits, i.e., COBRA coverage valued at approximately $10,000 per NEO, to the extent required by applicable law. All outstanding options will vest immediately. Vested options can be exercised up to 90 days from the date of termination.

The table below reflects the amount of compensation payable to each of the Company’s NEOs in the event of a termination as defined above. For illustrative purposes, the tables assume that such termination was effective as of December 30, 2011 and thus include amounts earned through that date. The option price used was the closing price of the Company’s common stock on December 30, 2011, or $8.23 per share.

Name	Executive Benefit and Payments Upon Separation	Payout
Stratton Nicolaides	Cash Severance Payment	$350,000
	Fair Value of Options	$1,255,267
	Total:	$1,605,267
Alan Catherall	Cash Severance Payment	$255,000
	Fair Value of Options	$794,378
	Total:	$1,049,378
Michael Marett	Cash Severance Payment	$270,000
	Fair Value of Options	$646,768
	Total:	$916,768
Louis Fienberg	Cash Severance Payment	$250,000
	Fair Value of Options	$482,076
	Total:	$732,076
Jeffrey Smith	Fair Value of Options	$610,128
	Total:	$610,128

REPORT OF THE AUDIT COMMITTEE

The Board has adopted a written charter for the Audit Committee. The Committee’s job is one of oversight as set forth in the Audit Committee Charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent accountants are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

The Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with Grant Thornton LLP, the Company’s independent accountants for FY 2011.

The Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee also has received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for FY 2011 for filing with the Securities and Exchange Commission (the “SEC”).
THE AUDIT COMMITTEE
Brian C. Beazer
George Benson E. James Constantine
John G. Raos, Chairman

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.
OTHER BUSINESS

The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

ANNUAL REPORT

Copies of the Annual Report are available upon written request to the Company at its principal executive offices which are located at 1600 Parkwood Circle SE, Suite 500, Atlanta, Georgia 30339, Attention: Shareholder Communications. On or after October 1, 2012 the Company will relocate to 3330 Cumberland Blvd, 7th Floor, Atlanta, Georgia 30339.

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR FY 2011 FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: NUMEREX CORP., ATTN: SHAREHOLDER COMMUNICATIONS, 1600 PARKWOOD CIRCLE SE, SUITE 500, ATLANTA, GEORGIA 30339. THE COMPANY’S SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEBSITE AT http://www.sec.gov.
By Order of the Board of Directors
Andrew J. Ryan
General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 18, 2012

This proxy statement and our 2011 Annual Report to Stockholders are available at http://www.cstproxy.com/numerex/2012

ANNUAL MEETING OF SHAREHOLDERS OF

NUMEREX CORP.

May 18, 2012
11:00 a.m., EDT

City View Building
Terrace Level Conference Room
3330 Cumberland Blvd
Atlanta, Georgia 30339

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

--- Please detach and mail in the envelope provided. ---

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

NUMEREX CORP.

Proxy for Annual Meeting of Shareholders
May 18, 2012

Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Andrew J. Ryan and Alan B. Catherall, and each of them with full power to act alone, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. (the "Company"), to be held on the 18th day of May, 2012, at 11:00 a.m., Eastern Daylight Time, at the City View Building, Terrace Level Conference Room, 3330 Cumberland Blvd, Atlanta, Georgia 30339, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated on the reverse side of this proxy. The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy.

The undersigned hereby acknowledges receipt of the Company's 2011 Annual Report to Shareholders, Notice of the Company's 2012 Annual Meeting of Shareholders and the Proxy Statement relating thereto.

This proxy, when properly executed, will be voted as directed. The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR the proposal listed in Item 2. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director and FOR the ratification of Grant Thornton LLP as the Company's independent accountants for the current fiscal year.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(continued and to be signed on the reverse side)